Exhibit (a)(5)(i)

105 Madison Avenue, New York, NY, 10016 Tel: 212-929-5500 Fax: 212-929-0308 Email: proxy@mackenziepartners.com

New York London Los Angeles Palo Alto

PRESS RELEASE

CONTACT:
Jeanne Carr
Dan Sullivan
MacKenzie Partners, Inc.
(212) 929-5500

FOR IMMEDIATE RELEASE:

RWD ACQUISITION I LLC BEGINS CASH TENDER OFFER FOR
PHARMACYCLICS, INC. FOR $1.05 PER SHARE

New York, NY – May 1, 2008 — RWD Acquisition I LLC (“RWD”) announced today that it has commenced a cash tender offer to purchase up to 4,000,000 of the outstanding shares of Pharmacyclics, Inc. (NASD: PCYC) (“Pharmacyclics”) for $1.05 per share. Robert W. Duggan, who is the sole member of RWD, beneficially owns an aggregate of 4,371,379 shares, or approximately 16.8% of the common stock of Pharmacyclics.

The offer is currently scheduled to expire at 12:00 midnight, New York City time, on Friday, May 30, 2008, unless the offer is extended.

The tender offer is subject to customary conditions such as absence of a suspension in trading or a material change at Pharmacyclics.  The tender offer is not conditioned on the availability of financing.

MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY PHARMACYCLICS’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT RWD WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM RWD BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT TENDEROFFER@MACKENZIEPARTNERS.COM.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others: the willingness of Pharmacyclics stockholders to tender their shares in the tender offer and the number and timing of shares tendered; the receipt of third party consents to the extent required for the acquisition; and satisfaction of the various closing conditions. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Pharmacyclics’s periodic reports and registration statements filed with the Securities and Exchange Commission. RWD undertakes no obligation to update information contained in this release.